Exhibit 99.1
TALBOTS REPORTS THIRD QUARTER RESULTS
- EPS of $0.24 and Adjusted EPS of $0.27
- Income from Continuing Operations Increased 9.8% to $17.0 Million
- Net Sales Decreased 3.2%
          Hingham, MA, December 7, 2010 — The Talbots, Inc. (NYSE:TLB) today reported results for the third quarter and year-to-date period ended October 30, 2010 and commented on its outlook for the fourth quarter and fiscal year 2010.
          Third quarter income from continuing operations was $17.0 million or $0.24 per share, compared to last year’s income from continuing operations of $15.5 million, or $0.28 per share.
          Adjusted third quarter income from continuing operations, excluding special items of $1.7 million, or $0.03 per share, was $18.7 million, or $0.27 per share, compared to last year’s adjusted income from continuing operations of $17.2 million, or $0.31 per share. A full reconciliation of GAAP to non-GAAP (“adjusted”) items is included with this release.
          Trudy F. Sullivan, Talbots President and Chief Executive Officer, said, “We achieved third quarter sales which were in line with our revised expectations and adjusted earnings results at the high end of our originally anticipated range. We saw continued improvement in gross margin, largely driven by higher merchandise margins. Importantly, during the quarter, we launched our segmentation strategy and store re-image program in addition to our enhanced marketing campaign. All of these key initiatives are designed to generate sales growth and productivity gains over time.”
Third Quarter 2010 Operating Results:
•	Operating income was $19.8 million, or 6.6% of net sales, a decrease of $2.6 million, compared to prior year’s operating income of $22.4 million.

•	Adjusted operating income, excluding special items of $1.7 million, was $21.5 million, or 7.2% of net sales, a decrease of $2.6 million, compared to prior year’s adjusted operating income of $24.1 million.

•	Net sales decreased 3.2% to $299.1 million, compared to $308.9 million in the same period last year.

•	Store sales decreased 5.2% to $242.1 million, compared to $255.4 million in the same period last year. Comparable store sales decreased 7.1%.

•	Direct marketing sales, including catalog and Internet, increased 6.5% in the quarter to $57.0 million, compared to $53.5 million in the same period last year. The increase was primarily in Internet sales driven in large part by limited time promotional events.

•	Cost of sales, buying and occupancy as a percent of net sales improved 280 basis points to 57.3%, compared to 60.1% in the same period last year. This improvement was due primarily to a 160 basis point increase in merchandise margin, resulting from strong IMU, which was partially offset by higher levels of markdowns. Buying and occupancy costs as a percent of net sales improved 120 basis points, primarily due to lower depreciation costs.

•	Selling, general & administrative (SG&A) expenses as a percent of net sales increased 340 basis points to 35.5%, reflecting a $7.1 million, or 7.1% increase, in SG&A expenses over the prior year. This increase is due primarily to the Company’s planned investment in marketing and re-instatement of certain employee based compensation expense, partially offset by overall continued diligent expense management.

•	Total inventory increased 11.3% to $184.7 million, compared to $165.9 million at the end of the third quarter 2009. The increase in inventory was primarily due to early holiday receipts and lower than anticipated sales volume.

•	Total outstanding debt was $68.8 million, a decrease of $422.3 million, or 86.0%, compared to $491.1 million in the same period last year.
Thirty-Nine Week Operating Results:
     Income from continuing operations for the thirty-nine weeks ended October 30, 2010 was $10.4 million, or $0.15 per share, compared to last year’s loss from continuing operations of $23.8 million, or $0.44 per share.
     Adjusted income from continuing operations for the thirty-nine week period ended October 30, 2010, excluding special items of $39.8 million, or $0.61 per share, was $50.2 million, or $0.76 per share, compared to last year’s adjusted loss from continuing operations of $12.8 million, or $0.24 per share.
•	Operating income was $31.5 million, or 3.4% of net sales, an increase of $44.7 million, compared to prior year’s operating loss of $13.2 million.

•	Adjusted operating income, excluding special items of $34.2 million, was $65.7 million, or 7.1% of net sales, an increase of $67.9 million, compared to prior year’s adjusted operating loss of $2.2 million.

•	Net sales were approximately flat at $920.5 million, compared to $919.7 million in the same period last year.

•	Store sales decreased 2.1% to $750.6 million, compared to $766.7 million in the same period last year. Comparable store sales decreased 2.1% for the thirty-nine week period.

•	Direct marketing sales increased 11.0% for the thirty-nine week period to $169.9 million, compared to last year’s sales of $153.0 million.

•	Cost of sales, buying and occupancy as a percent of net sales improved 760 basis points to 59.5%, compared to 67.1% in the same period last year. This improvement was due primarily to a 620 basis point increase in merchandise margin resulting from strong IMU and disciplined inventory management. Buying and occupancy costs as a percent of net sales improved 140 basis points primarily due to lower depreciation costs.
Outlook
          For the fourth quarter of 2010, the Company anticipates adjusted earnings per share from continuing operations in the range of a loss of $0.05 per share to earnings of $0.03 per share, excluding special items. This compares to last year’s adjusted earnings per share from continuing operations of $0.13. Based on current trends in the business, the Company anticipates fourth quarter top-line sales to be in the range of flat to down low single digits compared to last year.
          The Company revised its previously announced full year outlook. Full year adjusted earnings per share from continuing operations are anticipated to be in the range of $0.70 to $0.78 per share, excluding special items. This compares to an adjusted loss per share from continuing operations of $0.10 reported last year and a decrease from its previously announced outlook for earnings per share in the range of $0.84 to $0.92. This anticipated result is based on expected top-line sales of approximately flat to down 1% compared to the prior fiscal year, and to the Company’s previously announced outlook for an approximate 1% increase.
          Ms. Sullivan concluded, “Our customer traffic and sales demand from Thanksgiving through Cyber Monday improved greatly, however, we believe the challenging and promotional environment will continue. To that end, we will stay nimble and have appropriately enhanced our promotional activity to best position ourselves for the remainder of this holiday season, effectively managing our inventory, while preserving the integrity and health of our brand. As we look forward, we believe it is prudent to be conservative in our near-term outlook, but we remain confident in our overall strategy and our ability to achieve our long-term objectives.”
          The above outlook is based on the Company’s internal assumptions and estimates, is subject to its accompanying forward-looking statement and is not a guarantee of future performance.

Conference Call Details
          As previously announced, Talbots will host a conference call today December 7, 2010, at 10:00 a.m. local time to discuss third quarter 2010 results and outlook for fourth quarter and fiscal year 2010. To listen to the live call, please dial (866) 336-2423, passcode 28735033 or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through December 9, 2010. This archived call may be accessed by dialing (800) 642-1687; passcode 28735033.
          The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the third quarter 2010, the Company operated 584 Talbots stores in 46 states, the District of Columbia, and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FD
Leigh Parrish, Evan Goetz
Investor and Media Relations
(212) 850-5651, (212) 850-5639
Cautionary Statement and Certain Risk Factors to Consider
This press release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “potential” or similar statements or variations of such terms. All of the information concerning our future liquidity, future financial performance and results, future credit facilities and availability, future cash flows and cash needs, strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our liquidity, internal plan, regular-price and markdown selling, operating cash flows, and credit availability for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:
•	the continuing material impact of the volatility in the U.S. economic environment and global economic uncertainty on our business, continuing operations, liquidity, financing plans and financial results, including substantial negative impact on consumer discretionary spending and consumer confidence, substantial loss of household wealth and savings, the disruption and significant tightening in the U.S. credit and lending markets and potential long-term unemployment levels;

•	the risks associated with our efforts to successfully implement and achieve the benefits of our current strategic initiatives including store segmentation, store re-imaging, store rationalization, and any other future initiatives that we may undertake;

•	the risk associated with our efforts in transforming our information technology systems to meet our changing business systems and operations;

•	the ability to accurately estimate and forecast future regular-price and markdown selling, operating cash flows and other future financial results and financial position;

•	the satisfaction of all borrowing conditions under our credit facility including accuracy of all representations and warranties, no events of default, absence of material adverse effect or change and all other borrowing conditions;

•	any lack of sufficiency of available cash flows and other internal cash resources to satisfy all future operating needs and other cash requirements;

•	the ability to access on satisfactory terms, or at all, adequate financing and sources of liquidity necessary to fund our continuing operations and strategic initiatives and to obtain further increases in our credit facilities as may be needed from time to time;

•	the impact of the current regulatory environment and financial systems reforms on our business, including new consumer credit rules;

•	the risks associated with our on-going efforts to adequately manage rising raw material and freight costs;

•	the ability to successfully increase our store customer traffic and the success and customer acceptance of our merchandise offerings;

•	the risks associated with our appointment of an exclusive global merchandise buying agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected; and the risk that upon any cessation of the relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the risks and uncertainties in connection with any need to source merchandise from alternate vendors;

•	any impact to or disruption in our supply of merchandise including from any current or any future increased political or other unrest or future labor shortages in various Asian countries which are our primary sources of merchandise supply or any other disruption in our ability to adequately obtain alternate merchandise supply as may be necessary;

•	the ability to successfully execute, fund and achieve the expected benefits of supply chain initiatives, anticipated lower inventory levels, and related cost reductions;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure;

•	the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may materially differ from or be materially greater than anticipated;

•	any future store closings and the success of and necessary funding for closing underperforming stores;

•	the ability to reduce spending as needed;

•	the ability to achieve our 2010 financial plan for operating results, working capital and cash flows;

•	any negative publicity concerning the specialty retail business in general or our business in particular;

•	the risk of impairment of goodwill and other intangible and long-lived assets; and

•	the risks and uncertainties associated with the outcome of litigation, claims, tax audits, and tax and other proceedings and the risk that actual liabilities, assessments and financial impact will exceed any estimated, accrued or expected amounts or outcomes.
All of our forward-looking statements are as of the date of this press release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release.
In addition to the information set forth in this press release, you should carefully consider the risk factors and risks and uncertainties included in our 2009 Annual Report on Form 10-K and other periodic reports filed with the SEC.

THE TALBOTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Amounts in thousands except per share data

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Net sales	$299,099	$308,891	$920,502	$919,707

Costs and expenses
Cost of sales, buying and occupancy	171,395	185,591	548,017	616,986
Selling, general and administrative	106,294	99,216	307,508	304,919
Merger-related costs	787	—	27,650	—
Restructuring charges	245	389	5,316	9,660
Impairment of store assets	545	1,320	551	1,351

Operating income (loss)	19,833	22,375	31,460	(13,209)

Interest
Interest expense	2,371	7,236	17,176	21,836
Interest income	22	34	64	253

Interest expense, net	2,349	7,202	17,112	21,583

Income (loss) before taxes	17,484	15,173	14,348	(34,792)

Income tax expense (benefit)	510	(291)	3,949	(10,957)

Income (loss) from continuing operations	16,974	15,464	10,399	(23,835)

Income (loss) from discontinued operations, net of taxes	74	(911)	3,222	(9,666)

Net income (loss)	$17,048	$14,553	$13,621	$(33,501)

Basic earnings (loss) per share:
Continuing operations	$0.24	$0.29	$0.16	$(0.44)
Discontinued operations	—	(0.02)	0.04	(0.18)

Net earnings (loss)	$0.24	$0.27	$0.20	$(0.62)

Diluted earnings (loss) per share:
Continuing operations	$0.24	$0.28	$0.15	$(0.44)
Discontinued operations	—	(0.02)	0.04	(0.18)

Net earnings (loss)	$0.24	$0.26	$0.19	$(0.62)

Weighted average shares outstanding:

Basic	68,424	53,856	64,878	53,768

Diluted	69,442	55,081	66,008	53,768

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Amounts in thousands

	October 30,	January 30,	October 31,
	2010	2010	2009

Cash and cash equivalents	$2,384	$112,775	$72,005
Customer accounts receivable, net	171,059	163,587	182,725
Merchandise inventories	184,699	142,696	165,892
Other current assets	57,471	57,789	59,119

Total current assets	415,613	476,847	479,741

Property and equipment, net	192,115	220,404	233,653
Goodwill	35,513	35,513	35,513
Trademarks	75,884	75,884	75,884
Other assets	19,523	17,170	14,912

Total Assets	$738,648	$825,818	$839,703

Accounts payable	$96,525	$104,118	$103,407
Accrued liabilities	151,281	148,177	150,674
Revolving credit facility	68,751	—	—
Current portion of related party debt	—	486,494	8,506
Notes payable to banks	—	—	141,100
Current portion of long-term debt	—	—	80,000

Total current liabilities	316,557	738,789	483,687

Related party debt less current portion	—	—	241,494
Long-term debt less current portion	—	—	20,000
Deferred rent under lease commitments	99,278	111,137	124,126
Deferred income taxes	28,456	28,456	28,456
Other liabilities	109,285	133,072	132,501
Stockholders’ equity (deficit)	185,072	(185,636)	(190,561)

Total Liabilities and Stockholders’ Equity (Deficit)	$738,648	$825,818	$839,703

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Amounts in thousands

	Thirty-Nine Weeks Ended
	October 30,	October 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$13,621	$(33,501)
Income (loss) from discontinued operations, net of tax	3,222	(9,666)

Income (loss) from continuing operations	10,399	(23,835)
Depreciation and amortization	46,897	57,087
Stock-based compensation	11,485	4,277
Amortization of debt issuance costs	2,551	2,320
Impairment of store assets	551	1,351
Deferred and other items	(7,864)	(18,128)
Changes in:
Customer accounts receivable	(7,428)	(13,176)
Merchandise inventories	(41,870)	41,137
Accounts payable	(7,621)	(17,719)
Accrued liabilities	10,634	(16,179)
All other working capital	(25,816)	3,673

Net cash (used in) provided by operating activities	(8,082)	20,808

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(18,739)	(17,106)
Proceeds from disposal of property and equipment	15	61
Cash acquired in merger with BPW Acquisition Corp.	332,999	—

Net cash provided by (used in) investing activities	314,275	(17,045)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	1,185,238	—
Payments on revolving credit facility	(1,116,487)	—
Proceeds from related party borrowings	—	230,000
Payments on related party borrowings	(486,494)	—
Proceeds from working capital notes payable	—	8,000
Payments on working capital notes payable	—	(15,400)
Payments on long-term borrowings	—	(208,351)
Payment of debt issuance costs	(6,080)	(1,833)
Payment of equity issuance costs	(3,594)	—
Proceeds from warrants exercised	19,042	—
Proceeds from options exercised	652	—
Purchase of treasury stock	(1,840)	(397)

Net cash (used in) provided by financing activities	(409,563)	12,019

EFFECT OF EXCHANGE RATE CHANGES ON CASH	369	537

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Operating activities	(7,390)	(26,103)
Investing activities	—	63,827
Effect of exchange rate changes on cash	—	29

	(7,390)	37,753

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(110,391)	54,072
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	112,775	16,551
INCREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	1,382

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,384	$72,005

SEC Regulation G
THE TALBOTS, INC. AND SUBSIDIARIES
Reconciliation of GAAP income (loss) from continuing operations to non-GAAP (“adjusted”) income (loss) from continuing operations (unaudited)
Amounts in thousands except per share amounts

	For the 13 weeks ended		For the 13 weeks ended
	October 30, 2010		October 31, 2009

Income from continuing operations	$16,974	$0.24	$15,464	$0.28
Merger-related costs	787	0.01	—	—
Restructuring charges	245	0.01	389	0.01
Impairment of store assets	545	0.01	1,320	0.02
Store re-image initiative (a)	115	—	—	—

Adjusted income from continuing operations	$18,666	$0.27	$17,173	$0.31

	For the 39 weeks ended		For the 39 weeks ended
	October 30, 2010		October 31, 2009

Income (loss) from continuing operations	$10,399	$0.15	$(23,835)	$(0.44)
Merger-related costs	27,650	0.42	—	—
Restructuring charges	5,316	0.08	9,660	0.18
Impairment of store assets	551	0.01	1,351	0.02
Change in tax estimate (b)	5,546	0.09	—	—
Store re-image initiative (a)	692	0.01	—	—

Adjusted income (loss) from continuing operations	$50,154	$0.76	$(12,824)	$(0.24)

Reconciliation of GAAP operating income (loss) to non-GAAP (“adjusted”) operating income (loss) (unaudited)
Amounts in thousands

	For the 13 weeks ended	For the 13 weeks ended
	October 30, 2010	October 31, 2009

Operating income	$19,833	$22,375
Merger-related costs	787	—
Restructuring charges	245	389
Impairment of store assets	545	1,320
Store re-image initiative (a)	115	—

Adjusted operating income	$21,525	$24,084

	For the 39 weeks ended	For the 39 weeks ended
	October 30, 2010	October 31, 2009

Operating income (loss)	$31,460	$(13,209)
Merger-related costs	27,650	—
Restructuring charges	5,316	9,660
Impairment of store assets	551	1,351
Store re-image initiative (a)	692	—

Adjusted operating income (loss)	$65,669	$(2,198)

(a)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

(b)	During the second quarter of 2010, the Company changed its estimate related to certain previously existing uncertain tax positions (FIN 48 liabilities), based on new information. The tax and interest expense recorded represents the Company’s best estimate of potential exposure.

SEC Regulation G
Fourth quarter 2010 and full year 2010 Outlook, GAAP to non-GAAP (“adjusted”) reconciling information
The Company’s outlook for the fourth quarter 2010 and full year 2010 excludes the impact of merger-related costs, restructuring charges, impairment charges, the change in tax estimate and the impact of the store re-image initiative. At this time, the Company cannot reasonably estimate the impact that restructuring charges, impairment charges and the store re-image initiative will have on operating income and income from continuing operations during these periods. Merger-related costs for the fourth quarter 2010 and full year 2010 are anticipated to be approximately $1.2 million and $28.9 million, respectively. The Company does not expect any similar additional tax items in the forward-looking periods, and the full year 2010 impact of the second quarter change in estimate is anticipated to be $5.5 million.
Management’s comments on the fourth quarter 2010 and full year 2010 outlook refer to the following historical non-GAAP information for the fourth quarter 2009 and full year 2009.

	For the 52 weeks ended		For the 13 weeks ended
	January 30, 2010		January 30, 2010
	Amounts in thousands except per share amounts
Loss from continuing operations	$(25,308)	$(0.47)	$(1,473)	$(0.03)
Merger-related costs	8,216	0.15	8,216	0.15
Restructuring charges	10,273	0.19	613	0.01
Impairment of store assets	1,351	0.03	—	—

Adjusted (loss) income from continuing operations	(5,468)	(0.10)	7,356	0.13

THE TALBOTS, INC. AND SUBSIDIARIES
Additional Store Metrics
Store Count (unaudited)

	October 31,				January 30,				October 30,
	2009	Openings	Closings	Conversions	2010	Openings	Closings	Conversions	2010

Retail	553	—	(10)	(2)	541	—	(5)	—	536
Upscale Outlets	15	1	—	2	18	9	—	—	27
Surplus Outlets	21	—	—	—	21	—	—	—	21

Total	589	1	(10)	—	580	9	(5)	—	584
Total Store Selling Square Footage (unaudited)
Amounts in thousands

	October 31,	January 30,	October 30,
	2009	2010	2010

Retail	3,026	2,984	2,948
Upscale Outlets	56	67	98
Surplus Outlets	165	165	163

Total	3,247	3,216	3,209